UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 8, 2012

TASER International
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-16391	86-0741227
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

17800 N 85th St, Scottsdale, Arizona		85255
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(480) 991-0797

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2012 Thomas P. Smith voluntarily retired from his position as director of TASER International, Inc. (the "Company") and Chairman of the Board of Directors of the Company. On February 8, 2012 the Board of Directors of the Company appointed Michael Garnreiter as successor Chairman of the Company. Attached as Exhibit A is a copy of the press release issued by the Company on February 13, 2012 announcing Mr. Smith’s resignation and the appointment of Mr. Garnreiter as Chairman of the Company.

Additional information about Mr. Garnreiter's biographical information and his business background is included in TASER's 2011 proxy statement. Mr. Garnreiter will continue to receive customary board and committee fees as detailed in TASER's 2011 proxy. In addition, Mr. Garnreiter will receive approximately $2,500 per quarter for serving as Chairman of the Board.

In consideration of continuing to serve as a consultant to the Company through April 2013, Thomas Smith will continue to receive his base salary through April 2013 and will be entitled to certain commission payments equal to 6% of sales over $1mm cumulative gross sales in certain countries in Africa and the Middle East. For sales in India, the commission rate is 3%. In the event cumulative sales exceed $5mm, commissions would extend through 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TASER International

February 13, 2012	By:	/s/ Douglas E. Klint

Name: Douglas E. Klint
Title: Corporate Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Text of Press Release Dated February 13, 2012 Titled "Tom Smith Retires As Chairman of TASER International to Join New Start-up as CEO and Co-Founder"